Exhibit 9.3

ADDENDUM A LA NOVACIÓN DEL ACUERDO ENTRE REPSOL YPF Y LA

CAIXA DE 11 DE ENERO DE 2000

En Barcelona, a 16 de diciembre de dos mil dos.

REUNIDOS

De una parte, D. ANTONIO BRUFAU NIUBÓ, en nombre y representación de LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (LA CAIXA).

De otra, D. RAMÓN BLANCO BALÍN, en nombre y representación de REPSOL YPF, S.A.

Reconociéndose ambas partes capacidad legal suficiente para suscribir el presente ADDENDUM.

EXPONEN

El 16 de mayo del corriente año las partes acordaron la “Novación del Acuerdo entre REPSOL YPF, S.A., y LA CAIXA, de 11 de enero de 2000”. En el momento actual, las partes consideran necesario modificar dicho Acuerdo Novatorio (concretamente los apartados a) y c) de la ESTIPULACIÓN III — GOBIERNO DE LA SOCIEDAD) con el objeto de aumentar la presencia en los órganos de gobierno de GAS NATURAL SDG, S.A., de Consejeros Independientes designados entre personalidades de prestigio en el sector gasista, en cualquiera de sus facetas, o en la actividad empresarial en general, mejorando de este modo, la transparencia de las decisiones adoptadas y la gestión de la Compañía.

A tal efecto, las partes consideran que el Consejo de Administración de la Sociedad debe estar compuesto por dieciséis miembros (cinco a propuesta de LA CAIXA, cinco a propuesta de REPSOL YPF, S.A., y seis independientes propuestos de manera conjunta por ambas partes) y su Comisión Ejecutiva por seis miembros (dos a propuesta de LA CAIXA, dos a propuesta de REPSOL

YPF, S.A., y dos independientes propuestos de manera conjunta por ambas partes).

Dado que la ampliación del número de miembros del Consejo de Administración, en la forma señalada, requiere la modificación de la redacción actual del art. 41 de los Estatutos de la Sociedad, las partes se comprometen a proponer a la primera Junta General de Accionistas que se convoque después de la firma del presente documento dicha modificación y el nombramiento de los Consejeros necesarios.

De manera transitoria, hasta que dicha modificación tenga lugar, las partes convienen en que el Consejo de Administración esté compuesto por doce miembros (cinco a propuesta de LA CAIXA, cinco a propuesta de REPSOL YPF, S.A., y dos independientes propuestos de manera conjunta por ambas partes).

Con fundamento en lo anterior, las partes

CONVIENEN

PRIMERO.- MODIFICACIÓN DEL ACUERDO NOVATORIO DE 16 DE MAYO DE 2002

Los apartados a) y c) de la ESTIPULACIÓN III - GOBIERNO DE LA SOCIEDAD, del Acuerdo Novatorio de fecha 16 de mayo de 2002, quedarán redactados de la siguiente manera:

“a)	Consejo de Administración de GAS NATURAL SDG, S.A.

REPSOL YPF, S.A., y LA CAIXA se comprometen a ejercitar sus derechos de voto en las Juntas Generales de GAS NATURAL SDG, S.A., para establecer la siguiente composición del Consejo de Administración de ésta última:

•	El número de Consejeros será de dieciséis, A tal efecto, se propondrá a la primera Junta General de Accionistas que se convoque después de la firma de este Acuerdo, la correspondiente modificación del artículo 41 de los Estatutos sociales de GAS NATURAL SDG, S.A., y la fijación del número de Consejeros en dieciséis tras de lo cual se procederá a completar la composición del Consejo que se establece a continuación.

•	Ambas partes procurarán el nombramiento del mayor número posible de miembros del Consejo de Administración, dentro del número total establecido por la Junta, con pleno respeto de los derechos que el artículo 137 de la Ley de Sociedades Anónimas reconoce a otros accionistas.

•	REPSOL YPF, S.A., tendrá derecho a proponer, y LA CAIXA se compromete a votar a favor de esta propuesta, 5 vocales del Consejo de Administración. A su vez, LA CAIXA tendrá derecho a proponer, y REPSOL YPF, S.A., se compromete a votar a favor de esta propuesta, otros 5 vocales del Consejo de Administración. Los restantes 6 vocales serán Consejeros independientes propuestos a la Junta de manera conjunta por ambas partes.

•	En el supuesto de que un accionista o grupo de accionistas, ejercitando el derecho que les concede el artículo 137 de la Ley de Sociedades Anónimas, bien en la forma prevista por el Real Decreto 821/1991, o bien por consenso con los demás accionistas, designará uno o más Consejeros, las partes, de mutuo acuerdo, adaptarán al número de miembros del Consejo y su composición para que se cumplan los objetivos perseguidos y, en lo posible, el equilibrio entre los Consejeros designados a propuesta de REPSOL YPF, S.A., y los designados a propuesta de LA CAIXA.

•	En el caso de nombramiento de Consejeros por el propio Consejo de Administración, para cubrir vacantes producidas durante cada ejercicio, el nombramiento por cooptación de consejeros designados a propuesta de cada una de las partes seguirá los mismos criterios fijados en los apartados precedentes”.

“c)	Comisión Ejecutiva de GAS NATURAL SDG, S.A.

La Comisión Ejecutiva de GAS NATURAL SDG, S.A. estará constituida por seis miembros.

Las partes de este Acuerdo votarán en el Consejo de Administración para el nombramiento de dos miembros de la Comisión Ejecutiva de entre los vocales propuestos por REPSOL YPF, S.A., otros dos vocales de entre los propuestos por LA CAIXA y los dos vocales restantes, de entre los Consejeros Independientes. Entre los propuestos por LA CAIXA deberá incluirse al Presidente, que también presidirá la Comisión Ejecutiva, y entre los propuestos por REPSOL YPF, S.A., el Consejero Delegado”.

SEGUNDO.- DISPOSICIÓN TRANSITORIA

Hasta que se constituya el órgano de gobierno con la configuración definitiva provista en este Acuerdo, tras la modificación estatutaria correspondiente:

•	El número de miembros del Consejo de Administración será de doce. REPSOL YPF, S.A., tendrá derecho a proponer y LA CAIXA se compromete a votar a favor de esa propuesta, 5 vocales del Consejo de Administración. A su vez LA CAIXA tendrá derecho a proponer y REPSOL YPF, S.A., se compromete a votar a favor de esa propuesta, otros 5 vocales del Consejo de Administración. Los restantes 2 vocales serán Consejeros independientes propuestos a la Junta de manera conjunta por ambas partes.

Estos criterios se aplicarán igualmente en el caso de nombramiento de Consejeros por cooptación, cuando fuere necesario.

•	La Comisión Ejecutiva estará constituida por seis miembros. Tres miembros serán nombrados de entre los vocales propuestos por REPSOL YPF, S.A., y los otros tres vocales de entre los propuestos por LA CAIXA.

Y en prueba de conformidad con el contenido de este ADDENDUM, que será comunicado a la Comisión Nacional del Mercado de Valores, suscriben el mismo en ejemplar duplicado, en la fecha y lugar expresados en su encabezamiento.

LACAIXA	REPSOL YPF, S.A.

Fdo.: Antonio Brufau Niubó	Fdo.: Ramón Blanco Balín

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